Exhibit 10.1

GRACO INC.

AMENDED AND RESTATED 2019 STOCK INCENTIVE PLAN

EXECUTIVE OFFICER

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made as of the _____ day of __________, 2026, between Graco Inc., a Minnesota corporation (the “Company”), and __________ (the “Employee”), pursuant to the Graco Inc. Amended and Restated 2019 Stock Incentive Plan (the “Plan”). All capitalized terms have the meanings set forth in the Plan, as it may be amended from time to time, unless otherwise specifically provided. All references to specified sections pertain to sections in this Agreement, unless otherwise specifically provided.

WHEREAS, the Management Organization and Compensation Committee (the “Committee”) has been designated by the Board of Directors of the Company to administer the Plan and in this capacity is authorized to award to executive officers and key employees stock-based awards, including options, restricted stock and restricted stock units;

WHEREAS, the Committee has determined that Employee is eligible to receive an award under the Plan; and

WHEREAS, the Committee has determined that it would be in the best interest of the Company to make an award of restricted stock units to Employee to provide further incentive to Employee to continue Employee’s service to the Company and to more closely align Employee’s interests with those of the Company’s shareholders.

NOW, THEREFORE, the Company makes an award of restricted stock units to Employee under the terms, conditions and restrictions set forth in this Agreement and the Plan.

1. Award.

a.

The Company hereby grants to Employee, effective as of the date of this Agreement (the “Date of Grant”), an award (the “Award”) of __________ (_____) restricted stock units (each an “RSU” and collectively the “RSUs”). Each RSU shall represent the right to receive one share of common stock, par value $1.00 per share, of the Company (“Shares”). Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the RSUs granted to Employee will be credited to an account in Employee’s name maintained by the Company. The RSUs are subject to the restrictions, terms and conditions set forth in this Agreement and the Plan, which constitutes part of this Agreement.

b.

The RSUs do not entitle Employee to any rights of a holder of Shares, including but not limited to the right to vote the Shares represented by the RSUs and the right to receive cash dividends or dividend equivalents thereon. Employee will not have any of the rights of a shareholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until Shares are issued upon settlement of the RSUs as provided in this Agreement.

c.

After any RSUs vest pursuant to Section 2 or 3 below, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the applicable vesting date), cause a book entry to be made in the records of the Company’s transfer agent to reflect the issuance of the associated Shares to Employee in settlement of the vested RSUs, without any restriction. The Company shall provide notice to Employee that the applicable book entry has been made.

2. Vesting.

a.

Subject to the forfeiture provisions of Sections 3 and 4 of this Agreement, any restrictions on the RSUs shall lapse and the RSUs shall vest in accordance with the Vesting Schedule below. Notwithstanding this Section 2, any restrictions on the RSUs shall lapse and all RSUs granted under this Agreement shall vest immediately upon the occurrence of a Change in Control of the Company as defined in the Plan.

b.	Vesting Schedule:

Vesting Date	Portion of Award Vested
One-Year Anniversary of Date of Grant	50%
Two-Year Anniversary of Date of Grant	50%

Provided that no part of the Award has been forfeited, 100% of the Award shall be vested on the two-year anniversary of the Date of Grant.

c.

All restrictions set forth in this Agreement shall apply to each RSU and to any other securities distributed with respect to that RSU. Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the RSUs may not be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each RSU will remain restricted and subject to forfeiture to the Company, unless and until the RSU has vested in Employee in accordance with all of the terms and conditions of this Agreement.

d.	The Committee may, in its sole discretion, declare at any time that the RSUs are fully vested and free of all restrictions.

3. Effect of Termination of Employment.

a.

If Employee’s employment terminates for any reason other than Employee’s gross and willful misconduct (as defined in Section 3b), death, disability (as defined in Section 3d) or involuntary termination other than for cause (as defined in Section 3e), then, subject to Section 3c, any RSUs remaining unvested shall be forfeited.

b.

If Employee’s employment terminates by reason of Employee’s gross and willful misconduct during employment, including, but not limited to, wrongful appropriation of Company or Affiliate funds, serious violations of Company policy, breach of fiduciary duty or the conviction of a felony, all RSUs remaining unvested as of the time of the misconduct shall be forfeited. If between the time of the misconduct and such termination the Company’s transfer agent has made a book entry reflecting the issuance without restriction of any Shares pursuant to the vesting of any RSUs that are to be forfeited pursuant to this Section 3b, Employee shall either pay the Company in cash an amount equal to the Fair Market Value of such Shares as of the time of the misconduct or cause such Shares to be reconveyed to the Company.

c.	If Employee shall die while employed by the Company or an Affiliate, all unvested RSUs will vest immediately.

d.

If Employee’s termination of employment is due to disability, then all unvested RSUs will vest immediately. Employee shall be deemed to be disabled if the termination of employment occurs because Employee is unable to work due to an impairment which would qualify as a disability under the Company’s long term disability program.

e.

If Employee’s employment is terminated involuntarily by the Company without cause, then all unvested RSUs will vest immediately. For purposes of this Agreement, “cause” shall be defined as set forth in the Employee’s Key Employee Agreement with the Company, as amended from time to time, or any successor agreement providing for severance benefits.

4. Forfeiture.

a.

If Employee attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the RSUs, or the RSUs become subject to attachment or similar involuntary process in violation of this Agreement, any RSUs that have not previously vested shall be forfeited by Employee to the Company.

b.

If the RSUs do not vest in accordance with Section 2, the employment of Employee terminates under one or more of the circumstances described in Section 3, or if any of the events described in Section 4a occurs and forfeiture results as provided in such sections, Employee shall have no right, title or interest whatsoever in the RSUs that have been forfeited.

5. No Rights to Employment.

This Agreement shall not create an employment relationship between Employee and the Company and shall not confer on Employee any right with respect to continuance of employment by the Company or any of its Affiliates or subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment at any time.

6. Responsibility for Taxes & Withholding.

a.	Employee acknowledges and agrees that:

i.	Employee and not the Company shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

ii.

Employee will pay, or make arrangements reasonably satisfactory to the Company to pay, any taxes that the Company is required by law to withhold with respect to the Award. The payment will be due on the date upon which the Company is obligated to withhold such taxes. Unless Employee has made arrangement for the payment of amounts required to satisfy the withholding tax obligations in some other manner prior to such due date, the Company shall withhold a number of Shares that otherwise would be delivered to Employee in settlement of the vested RSUs with a then current Fair Market Value equal to the amount of such tax obligation.

7. Adjustments

If there shall be any change in the number or character of the Shares of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the RSUs shall be unvested, appropriate adjustments in the outstanding RSUs shall be made by the Company, in its discretion, in order to prevent dilution or enlargement of Employee’s rights under this Agreement. Such adjustments may include, where appropriate, changes in the number of RSUs available for vesting under this Agreement.

8. Notices.

Any notice that either party or the Committee may be required or permitted to give to the others with respect to the Plan or this Agreement shall be in writing and may be delivered personally or by mail, postage prepaid, to the addresses set forth below or such other address as the person to whom the notice is directed shall have designated in writing to the others.

To the Company:

Graco Inc.

88 11th Avenue N.E.

Minneapolis, MN 55413

Attn: Executive Vice President,

Human Resources and

Corporate Communications

To the Committee:

Mgt Org & Comp Committee

c/o Executive Vice President

and Chief Human Resources

Officer

88 11th Avenue N.E.

Minneapolis, MN 55413

To the Employee:

______________________

______________________

______________________

9. Governing Law.

This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted under such laws without regard to its conflict of laws provisions.

10. Binding Effect.

This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of Employee.

11. Miscellaneous.

a.	This Award is issued pursuant to the Plan and is subject to its terms. The terms of the Plan are available for inspection during business hours at the principal offices of the Company.

b.

This Award has been granted to Employee as a purely discretionary benefit and shall not form part of Employee’s salary or entitle Employee to receive similar Awards in the future. Benefits received under the Plan shall not be used in calculating severance payments, if any.

c.

The authority to interpret this Agreement is vested in the Committee, and the Committee’s conclusions with respect to any questions arising under this Agreement are binding on the Company and Employee.

d.

Employee hereby consents to the transfer by the Company of information relating to Employee’s participation in the Plan, including the personal data set forth in this Agreement, between them or to other related parties in the United States or elsewhere, or to any financial institution or other third party engaged by the Company, but solely for the purpose of administering the Plan and this Award. Employee also consents to the storage and processing of such data by such persons for this purpose.

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed and delivered, all as of the day and year first above written.

GRACO INC.		EMPLOYEE

By:
Mark W. Sheahan
President and Chief Executive Officer